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                              Articles of Amendment
                                     To The
                            Articles of Incorporation
                                       Of
                            Lakota Technologies, Inc.


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:            The name of the corporation is Lakota Technologies, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on April 12th, 2000, as prescribed by the Colorado Business Corporation Act. Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: Article I of the Articles of Incorporation is amended to read as follows:

                                   "Article I
                                      Name

                  The name of the Corporation is 2-Infinity.com, Inc."

FOURTH: Article V, Section I of the Articles of Incorporation is amended to read as follows:

                                   "Article V
                                Capital Structure

Section I. Authorized Capital. The aggregate number of shares and the amount of total authorized capital of said Corporation shall consist of 300,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred, no par value per share."


 /s/ Majed Jalali
--------------------------------
Majed Jalali, Director

/s/ Patrick C. Morgan
--------------------------------
Patrick "Cody" Morgan, Director